EXHIBIT 10.4

SECOND AMENDMENT

TO THE

UNITED STATES CELLULAR CORPORATION

2005 LONG-TERM INCENTIVE PLAN

WHEREAS, United States Cellular Corporation (the “Corporation”) has adopted the United States Cellular Corporation 2005 Long-Term Incentive Plan (the “Plan”) for the benefit of certain key executives and management personnel;

WHEREAS, the Board of Directors of the Corporation (the “Board”) previously determined that certain officers of the Corporation are required to pay the exercise price of, and satisfy tax withholding obligations with respect to, stock options granted to them on or after March 7, 2006 either by (i) authorizing the Corporation to withhold whole Common Shares of the Corporation which otherwise would be delivered as a result of the settlement of the award (“Share Netting”) or (ii) delivery to the Corporation of previously-acquired Common Shares of the Corporation (“Share Delivery”);

WHEREAS, the Board has determined that it is in the best interests of the Corporation that the tax withholding obligations with respect to all newly granted awards under the Plan, with the exception of stock options granted to recipients who are not officers, be satisfied either by Share Netting or Share Delivery;

WHEREAS, in order to facilitate the prompt delivery of shares when Share Netting is utilized to pay the exercise price of a stock option or to satisfy the tax withholding obligations with respect to an award, the Board desires to permit the Corporation to withhold a number of whole Common Shares of the Corporation that exceeds by a fraction of one share the number of Common Shares of the Corporation necessary to satisfy the aggregate of the exercise price, if any, and tax withholding obligations with respect to such award; provided, however, that the Corporation shall deliver to the award holder, as soon as administratively practicable after the settlement of the award, a cash payment equal to the value of the excess fractional Common Share so withheld (such procedure hereinafter referred to as “Limited Excess Share Withholding”);

WHEREAS, pursuant to Section 9.2 of the Plan, the Board may amend the Plan as it deems advisable, subject to any requirement of stockholder approval; and

WHEREAS, the Board desires to amend the Plan (i) to require that the tax withholding obligations with respect to all awards granted on or after September 14, 2006, with the exception of stock options granted to recipients who are not officers, be satisfied either by Share Netting or Share Delivery and (ii) to permit Limited Excess Share Withholding.

NOW, THEREFORE, BE IT RESOLVED, that effective as of September 14, 2006, the Plan hereby is amended as follows:

1.                                       Section 4.4(b) hereby is amended in its entirety to read as follows:

(b)                                 Purchase Price Payment by Officers. The holder of an option awarded to an Officer before March 7, 2006 may pay for the shares of Stock to be purchased pursuant to the exercise of such option (i) by any of the methods set forth in Section 4.4(a) or (ii) by authorizing the Company to withhold whole shares of Stock which would otherwise be delivered having a Fair Market Value, determined as of the date of exercise, of no less than the aggregate purchase price payable by reason of such exercise, in each case to the extent authorized by the Committee. Payment for shares of Stock to be purchased pursuant to the exercise of an option granted to an Officer on or after March 7, 2006 shall be by (i) the delivery of Mature Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise (provided that any fractional Mature Share which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the option holder) or (ii) by authorizing the Company to withhold whole shares of Stock which would otherwise be delivered having a Fair Market Value, determined as of the date of exercise, of no less than the aggregate purchase price payable by reason of such exercise. No share of Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 9.6, have been paid (or arrangement has been made for such payment to the Company’s satisfaction).

2.                                       Section 9.6 hereby is amended in its entirety to read as follows:

9.6                                 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of any federal, state, local or other taxes which may be required to be withheld or paid in connection with the award. Such payment shall be in accordance with Section 9.6(a), (b) or (c), as applicable. Shares of Stock to be withheld or delivered pursuant to this Section 9.6 may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate; provided, however, that the Company may withhold a number of whole shares of Stock that exceeds by a fraction of one share the number of shares of Stock with an aggregate Fair Market Value equal to the aggregate of (A) the amount determined by applying the minimum statutory withholding rate and (B) in the case of the exercise of an option, the purchase price, provided that the Company delivers to the holder, as soon as administratively practicable after the settlement of the award, a cash payment equal to the Fair Market Value of the excess fractional share so withheld.

(a)                                  Methods of Tax Withholding Applicable to Awards Granted prior to March 7, 2006. An Agreement evidencing an award granted prior to March 7, 2006 may provide for the withholding of taxes by any of the following means:  (i) a cash payment to the Company, (ii) authorizing the Company to withhold whole shares of Stock which otherwise would be delivered to the holder, the aggregate Fair Market Value of which shall be determined as of the date the obligation to withhold or pay taxes arises in connection with the award (the “Tax Date”), or an amount of cash which otherwise would be payable to the holder, (iii) delivery to the Company of previously-owned whole shares of Stock, the aggregate Fair Market Value of which shall be determined as of the Tax Date (provided that any fractional share which would be required to be delivered to satisfy the tax withholding obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder), (iv) in the case of the exercise of an option and to the extent legally permissible, a cash payment by a broker-dealer acceptable to the Company to whom the option holder has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii).

(b)                                 Methods of Tax Withholding Applicable to Awards Granted on or after March 7, 2006 but prior to September 14, 2006. An Agreement evidencing an option granted to an Officer during the period commencing on March 7, 2006 and ending on September 13, 2006 shall provide that all tax withholding shall be satisfied either by (i) authorizing the Company to withhold whole shares of Stock which otherwise would be delivered to the holder, the aggregate Fair Market Value of which shall be determined as of the Tax Date or (ii) delivery to the Company of previously-owned whole shares of Stock, the aggregate Fair Market Value of which shall be determined as of the Tax Date (provided that any fractional share which would be required to be delivered to satisfy the tax withholding obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder). An Agreement evidencing any other award granted during the period commencing on March 7, 2006 and ending on September 13, 2006 may provide for the withholding of taxes by any of the methods set forth in Section 9.6(a).

(c)                                  Methods of Tax Withholding Applicable to Awards Granted on or after September 14, 2006. An Agreement evidencing an option granted on or after September 14, 2006 to an employee who is not an Officer may provide for the withholding of taxes by any of the methods set forth in Section 9.6(a). An Agreement evidencing any other award granted on or after September 14, 2006 shall provide that all tax withholding shall be satisfied either by (i) authorizing the Company to withhold whole shares of Stock which otherwise would be delivered to the holder, the aggregate Fair Market Value of which shall be determined as of the Tax Date, or an amount of cash which otherwise would be payable to the holder or (ii) delivery to the Company of previously-owned whole shares of Stock, the aggregate Fair Market Value of which shall be determined as of the Tax Date (provided that any fractional share which would be required to be delivered to satisfy the tax withholding obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder).

IN WITNESS WHEREOF, the undersigned has executed this amendment as of this 14th day of September, 2006.

UNITED STATES CELLULAR CORPORATION

By:	/s/ Kenneth R. Meyers

Its:	Executive Vice President - Finance

SIGNATURE PAGE TO

SECOND AMENDMENT TO

UNITED STATES CELLULAR CORPORATION

2005 LONG-TERM INCENTIVE PLAN